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                                                                     EXHIBIT 10


                               November 26, 1996

Municipal Fund for New York Investors, Inc.
Bellevue Park Corporate Center
400 Bellevue Parkway, Suite 100
Wilmington, Delaware 19809

        Re:     POST-EFFECTIVE AMENDMENT NO. 15 TO REGISTRATION STATEMENT
                ON FORM N-1A FOR MUNICIPAL FUND FOR NEW YORK INVESTORS, INC. (REGISTRATION NO. 2-82278)

Gentlemen:

                We have acted as counsel for Municipal Fund for New York Investors, Inc., a Maryland corporation (the "Fund"), in connection with the registration of 168,507,520 shares of Class A Common Stock (the "Shares"), pursuant to Post-Effective Amendment No. 15 to the Fund's Registration Statement under the Securities Act of 1933. The registration of the Shares has been made in reliance upon Rule 24e-2 under the Investment Company Act of 1940. The Fund is an open-end investment company authorized to issue a total of two billion shares of Common Stock, par value $.001 per share, of which one billion, four hundred million shares were classified as Class A Common Stock, three hundred million shares were classified as Class A Common Stock -- Special Series 1 and three hundred million shares were classified as Class A Common Stock -- Special Series 2 at all times during the fiscal year ended July 31, 1996 and as of this date. All such shares are registered as Class A Common Stock in the aforesaid Post-Effective Amendment and are considered as such for purposes of this opinion. We have reviewed the Fund's Charter, its By-Laws, resolutions adopted by its Board of Directors and shareholders and such other legal and factual matters as we have deemed appropriate and relied upon a certificate of the Fund's transfer agent as to certain matters including whether at any time during the fiscal year ended July 31, 1996 the number of issued and outstanding shares of any class or series of the Fund's Common Stock exceeded the number of such Shares that the Fund was then authorized to issue.

                On the basis of the foregoing, we are of the opinion that the Shares, when issued for payment as described in the Fund's Prospectus, will be validly issued, fully paid and non-assessable by the Fund.
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        We hereby consent to the filing of this opinion with the Securities and
Exchange Commission as an exhibit to Post-Effective Amendment No. 15 to the Fund's Registration Statement.

                                        Very truly yours,

                                        DRINKER BIDDLE & REATH